Exhibit 99.1

PRESS CONTACT: Ralph A. Beattie, Chief Financial Officer Phone: 1-972-770-5600

FOR IMMEDIATE RELEASE

CAPITAL SENIOR LIVING CORPORATION

REPORTS THIRD QUARTER 2013 RESULTS;

CFFO INCREASES 18% YEAR-TO-DATE

DALLAS – (BUSINESS WIRE) – November 4, 2013 – Capital Senior Living Corporation (the “Company”) (NYSE:CSU), one of the country’s largest operators of senior living communities, today announced operating results for the third quarter of 2013. Company highlights for the third quarter include:

Highlights

•	Adjusted Cash From Facility Operations (“CFFO”) was $8.9 million, or $0.32 per share in the third quarter of 2013, excluding two CCRCs that are being re-positioned.

•	Adjusted EBITDAR increased 7.0% to $29.3 million in the third quarter of 2013, an increase of $1.9 million from the third quarter of 2012. Excluding two CCRCs being re-positioned, EBITDAR margin was 35.2% in the third quarter of 2013.

•	Revenue increased 12.8% to $88.0 million in the third quarter of 2013, an increase of $10.0 million from the third quarter of 2012.

•	Average monthly rent for the consolidated communities increased 3.8% to $3,023 per occupied unit in the third quarter of 2013, an increase of $111 per occupied unit from the third quarter of 2012.

•	Same-community revenue grew 2.4%, same-community expenses increased 1.3% and same-community operating income increased 3.9% compared to the third quarter of 2012.

•	The Company completed the acquisition of two senior living communities for a combined purchase price of approximately $21.6 million. Subsequent to the end of the third quarter, the Company completed the acquisition of two additional senior living communities for a combined purchase price of approximately $31.8 million.

“We are very pleased to report positive results for the third quarter as we continue our recovery from the effects of the flu season earlier this year,” said Lawrence A. Cohen, Chief Executive Officer of the Company. “Same store occupancy at the end of September was 70 basis points higher than occupancy at the end of June. This significant increase, along with a 20% increase in third quarter deposits, bodes well for fourth quarter financial results.”

“We are also pleased to report that a re-positioning of our two continuing care retirement communities to further enhance our private-pay revenues is proceeding well. After considering a number of alternatives, including a sale of these owned communities, we decided that a reconfiguration of the services we offer will enhance annual CFFO, improve our operating metrics and enable meaningful gains in shareholder value. The residents we served in skilled nursing have nearly all been relocated to other nursing homes and we will soon begin reconfiguring this space for private-pay use.”

“Complementing this organic growth is a robust pipeline that allows us to continue our disciplined and strategic acquisition program that increases our ownership of high-quality senior living communities in geographically concentrated regions and generates meaningful increases in CFFO, earnings and real estate value. We differentiate Capital Senior Living as the value leader in providing quality seniors housing and care at reasonable prices. We are well positioned to make meaningful gains in shareholder value as a substantially all private-pay business in an industry that benefits from need-driven demand, limited new supply, and an improving economy and housing market.”

Recent Investment Activity

•	In the third quarter, the Company completed the acquisition of two senior living communities for a combined purchase price of approximately $21.6 million. One community enhances the Company’s geographic concentration in Ohio and the other adds the contiguous state of Georgia to the Company’s footprint. Both communities offer assisted living with memory care and total 125 units.

Highlights of these transactions include:

•	Additional CFFO of $0.9 million, or $0.03 per share.

•	Incremental earnings of $0.5 million, or $0.02 per share.

•	Increases annual revenue by $5.5 million.

•	Average occupancy 93%.

•	Average monthly rents are approximately $3,900.

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•	The two communities were financed with an aggregate of approximately $16.1 million of non-recourse mortgage debt consisting of $7.6 million of 10-year debt with a fixed interest rate of 5.93% and bridge financing of approximately $8.5 million with a variable interest rate of approximately 3.93%. The bridge loan is for a community that is upgrading the assisted living license and, after completion, will be refinanced with permanent debt.

•	Subsequent to the end of the third quarter, the Company completed the acquisition of two senior living communities for a combined purchase price of approximately $31.8 million. These communities add the contiguous states of Wisconsin and Massachusetts to the Company’s footprint. One community offers independent living with assisted living while the other offers assisted living with memory care. Together, these two communities comprise 150 units.

Highlights of these transactions include:

•	Additional CFFO of $1.3 million, or $0.05 per share.

•	Incremental earnings of $0.6 million, or $0.02 per share.

•	Increases annual revenue by $7.3 million.

•	Average occupancy 95%.

•	Average monthly rents are approximately $3,700.

•	The two communities were financed with an aggregate of approximately $23.8 million of non-recourse 10-year mortgage debt at a blended fixed interest rate of 5.44%.

•	The Company is conducting due diligence on approximately $65.0 million of additional transactions consisting of high-quality senior living communities in regions with extensive existing operations. Subject to completion of due diligence and customary closing conditions, these transactions are expected to close in the fourth quarter of this year. The Company has additional acquisitions in the pipeline that are anticipated to close in 2014.

Financial Results

For the third quarter of 2013, the Company reported revenue of $88.0 million, compared to revenue of $78.0 million in the third quarter of 2012. Resident and healthcare revenue increased from the third quarter of the prior year by approximately $9.8 million, or 12.7%, largely as a result of acquiring 15 communities since the third quarter of 2012. The number of consolidated communities increased from 88 in the third quarter of 2012 to 103 in the third quarter of 2013.

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Excluding the two CCRCs that are being re-positioned, average monthly rent for the consolidated communities was $3,023 per occupied unit in the third quarter of 2013, an increase of $111, or 3.8%, over the third quarter of 2012. Financial occupancy of the consolidated portfolio averaged 86.4% in the third quarter of 2013.

As a percentage of resident and healthcare revenue, operating expenses were 61.3% in the third quarter of 2013, compared to 61.1% in the third quarter of 2012. Operating expenses for the third quarter of 2013 were $52.9 million, an increase of $6.1 million from the third quarter of 2012, primarily due to 15 additional communities now being consolidated.

General and administrative expenses as a percentage of revenues under management were 5.5% for the quarter, excluding transaction costs of approximately $0.4 million. Expenses this quarter were $1.6 million higher than the third quarter of the prior year and were once again impacted by an abnormally high level of medical claims that exceeded the third quarter of 2012 by approximately $1.2 million. The Company is self-insured for the costs of employee and dependent medical benefits and purchases stop-loss protection on an individual and aggregate basis. This self-insurance program significantly reduces the Company’s health insurance costs. Occasionally, expenses are higher than average in a particular quarter as a few claims approach stop-loss insurance thresholds.

Adjusted EBITDAR for the third quarter of 2013 was approximately $29.3 million, an increase of $1.9 million, or 7.0% from the third quarter of 2012. Excluding the two communities being re-positioned, EBITDAR margin for the third quarter of 2013 was 35.2%.

Adjusted net income for the third quarter of 2013 was $0.7 million, or $0.03 per share, excluding non-recurring or non-economic items reconciled on the final page of this release. Adjusted CFFO was $8.9 million or $0.32 per share in the third quarter of 2013.

The CFFO in the third quarter of 2013 did not include a benefit from the cost segregation study completed earlier this year. Consequently, there remains approximately $0.18 per share of CFFO from this change in depreciation for tax purposes that will be realized as the Company generates taxable income in future periods.

For the first nine months of 2013, the Company reported revenue of $261.4 million, compared to revenue of $227.3 million for the first nine months of 2012. Resident and healthcare revenue increased $33.2 million, or 14.9%, from the first nine months of the prior year.

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Adjusted EBITDAR for the first nine months of 2013 was $89.8 million, compared to $80.8 million for the first nine months of 2012. The Company earned adjusted net income of $3.6 million, or $0.13 per share, in the first nine months of 2013. Adjusted CFFO was $28.1 million, or $1.01 per share, in the first nine months of 2013, an increase of 17.6% compared to $23.9 million, or $0.87 per share, in the first nine months of 2012.

Operating Activities

The Company is well positioned as a substantially all private-pay business and intends to further differentiate itself by enhancing its private-pay revenues. Two continuing care retirement communities are being re-positioned with space being converted to other private-pay use. While these communities are being re-positioned, same-community results for these two communities will be excluded.

At communities under management, excluding the two communities referenced above, same-community revenue in the third quarter of 2013 increased 2.4% versus the third quarter of 2012. Same-community expenses increased 1.3% and net operating income increased 3.9% from the third quarter of the prior year. Same-community occupancies were 85.8% and average rents were $85 per occupied unit or 2.9% higher than the third quarter of the prior year.

Capital expenditures for the third quarter of 2013 were approximately $4.7 million, representing $3.7 million of investment spending and $1.0 million of recurring capital expenditures. If annualized, spending for recurring capital expenditures equaled approximately $400 per unit.

Balance Sheet

The Company ended the third quarter of 2013 with $30.2 million of cash and cash equivalents, including restricted cash. The cash balance declined $0.3 million from the end of the second quarter, during which time the Company invested $5.5 million of cash as equity to complete two acquisitions and spent $4.7 million on capital improvements.

As of September 30, 2013, the Company financed its 53 owned communities with mortgages totaling $395.6 million at interest rates averaging 5.21%. All of the Company’s debt is at fixed interest rates, except two bridge loans totaling approximately $13.0 million at variable rates. The Company has no mortgage maturities before the third quarter of 2015.

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Q3 2013 Conference Call Information

The Company will host a conference call with senior management to discuss the Company’s third quarter 2013 financial results. The call will be held on Monday, November 4, 2013 at 5:00 p.m. Eastern Time. The call-in number is 913-981-5507, confirmation code 4612033. A link to a simultaneous webcast of the teleconference will be available at www.capitalsenior.com through Windows Media Player or RealPlayer.

For the convenience of the Company’s shareholders and the public, the conference call will be recorded and available for replay starting November 4, 2013 at 8:00 p.m. Eastern Time, until November 13, 2013 at 8:00 p.m. Eastern Time. To access the conference call replay, call 719-457-0820, confirmation code 4612033. The conference call will also be made available for playback via the Company’s corporate website, www.capitalsenior.com, beginning November 5, 2013.

About the Company

Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating strategy is to provide value to residents by providing quality senior living services at reasonable prices. The Company’s communities emphasize a continuum of care, which integrates independent living, assisted living and home care services, to provide residents the opportunity to age in place. The Company currently operates 108 senior living communities in geographically concentrated regions with an aggregate capacity of approximately 14,300 residents.

Safe Harbor

The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company’s ability to find suitable acquisition properties at favorable terms, financing, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.

This release contains certain financial information not derived in accordance with generally accepted accounting principles (GAAP), including adjusted EBITDAR, adjusted EBITDAR margin, Adjusted CFFO, Adjusted CFFO per share and other items. The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measures derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.

For information about Capital Senior Living, visit www.capitalsenior.com.

Contact Ralph A. Beattie, Chief Financial Officer, at 972-770-5600 for more information.

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CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	September 30, 2013	December 31, 2012
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$18,765	$18,737
Restricted cash	11,418	10,179
Accounts receivable, net	4,658	5,229
Accounts receivable from affiliates	320	753
Federal and state income taxes receivable	378	3,901
Deferred taxes	5,288	1,443
Property tax and insurance deposits	12,500	11,442
Prepaid expenses and other	5,625	4,758

Total current assets	58,952	56,442
Property and equipment, net	565,897	527,159
Deferred taxes	—	9,350
Investments in unconsolidated joint ventures	1,053	1,074
Other assets, net	36,504	42,917

Total assets	$662,406	$636,942

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,553	$6,978
Accounts payable to affiliates	3	2
Accrued expenses	28,587	24,445
Current portion of notes payable	11,265	20,230
Current portion of deferred income	9,537	8,193
Current portion of capital lease and financing obligations	945	766
Customer deposits	1,518	1,540

Total current liabilities	54,408	62,154
Deferred income	18,302	19,990
Capital lease and financing obligations, net of current portion	41,409	42,146
Other long-term liabilities	1,592	1,692
Notes payable, net of current portion	387,736	342,366
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $.01 par value:
Authorized shares – 15,000; no shares issued or outstanding	—	—
Common stock, $.01 par value:
Authorized shares – 65,000; issued and outstanding shares – 28,801 and 28,218 in 2013 and 2012, respectively	292	286
Additional paid-in capital	142,335	137,867
Retained earnings	17,266	31,375
Treasury stock, at cost – 350 shares	(934)	(934)

Total shareholders’ equity	158,959	168,594

Total liabilities and shareholders’ equity	$662,406	$636,942

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CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS

(unaudited, in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues:
Resident and health care revenue	$86,333	$76,577	$256,409	$223,161
Affiliated management services revenue	205	176	586	492
Community reimbursement revenue	1,445	1,259	4,432	3,605

Total revenues	87,983	78,012	261,427	227,258
Expenses:
Operating expenses (exclusive of facility lease expense and depreciation and amortization expense shown below)	52,936	46,791	154,186	134,186
General and administrative expenses	5,026	3,288	15,029	10,923
Facility lease expense	14,274	13,819	42,813	41,179
Stock-based compensation expense	869	602	3,158	1,843
Depreciation and amortization	10,533	9,214	33,183	24,970
Community reimbursement expense	1,445	1,259	4,432	3,605

Total expenses	85,083	74,973	252,801	216,706

Income from operations	2,900	3,039	8,626	10,552
Other income (expense):
Interest income	17	369	138	436
Interest expense	(5,943)	(4,847)	(17,321)	(12,699)

Gain (Loss) on disposition of assets, net	13	(14)	12	(19)
Equity in earnings (losses) of unconsolidated joint ventures, net	43	(26)	76	(241)
Other income	10	—	28	—

Loss before (provision) benefit for income taxes	(2,960)	(1,479)	(8,441)	(1,971)
(Provision) Benefit for income taxes	(7,003)	542	(5,668)	493

Net loss	$(9,963)	$(937)	$(14,109)	$(1,478)

Per share data:
Basic net loss per share	$(0.35)	$(0.03)	$(0.49)	$(0.05)

Diluted net loss per share	$(0.35)	$(0.03)	$(0.49)	$(0.05)

Weighted average shares outstanding — basic	27,911	27,383	27,769	27,331

Weighted average shares outstanding — diluted	27,911	27,383	27,769	27,331

Comprehensive loss	$(9,963)	$(937)	$(14,109)	$(1,478)

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CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Nine Months Ended September 30,
	2013	2012
Operating Activities
Net loss	$(14,109)	$(1,478)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	33,183	24,970
Amortization of deferred financing charges	822	518
Amortization of deferred lease costs and lease intangibles	978	452
Deferred income	(344)	(2,505)
Deferred income taxes	5,505	(6,426)
(Gain) Loss on disposition of assets, net	(12)	19
Equity in (earnings) losses of unconsolidated joint ventures	(76)	241
Provision for bad debts	330	550
Stock-based compensation expense	3,158	1,843
Changes in operating assets and liabilities:
Accounts receivable	241	266
Accounts receivable from affiliates	433	(138)
Property tax and insurance deposits	(1,058)	2,073
Prepaid expenses and other	(867)	2,259
Other assets	(3,101)	3,117
Accounts payable	(4,424)	(437)
Accrued expenses	4,142	3,324
Federal and state income taxes receivable/payable	3,523	8,604
Customer deposits	(22)	(51)

Net cash provided by operating activities	28,302	37,201
Investing Activities
Capital expenditures	(9,888)	(9,096)
Cash paid for acquisitions	(53,741)	(75,595)
Proceeds from disposition of assets	18	19
Contributions to unconsolidated joint ventures	—	(241)
Distributions from unconsolidated joint ventures	97	21

Net cash used in investing activities	(63,514)	(84,892)
Financing Activities
Proceeds from notes payable	56,939	81,888
Repayments of notes payable	(20,534)	(6,837)
Increase in restricted cash	(1,239)	(94)
Cash payments for capital lease and financing obligations	(558)	(230)
Cash proceeds from the issuance of common stock	2,761	127
Excess tax benefits on stock options exercised	(1,445)	228
Deferred financing charges paid	(684)	(1,376)

Net cash provided by financing activities	35,240	73,706

Increase in cash and cash equivalents	28	26,015
Cash and cash equivalents at beginning of period	18,737	22,283

Cash and cash equivalents at end of period	$18,765	$48,298

Supplemental Disclosures
Cash paid during the period for:
Interest	$16,058	$11,826

Income taxes	$677	$777

Non-cash operating, investing, and financing activities during the period:
Intangible assets acquired through capital lease and financing obligations	$—	$11,794

Property and equipment acquired through capital lease and financing obligations	$—	$13,243

Notes payable assumed through capital lease and financing obligations	$—	$18,293

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Capital Senior Living Corporation

Supplemental Information (Excludes CCRCs being re-positioned)

	Communities		Average Resident Capacity		Average Units
	Q3 13	Q3 12	Q3 13	Q3 12	Q3 13	Q3 12
Portfolio Data
I. Community Ownership / Management
Consolidated communities
Owned	51	36	6,374	4,914	5,185	4,100
Leased	50	50	6,298	6,298	5,213	5,205
Joint Venture communities (equity method)	3	3	674	674	443	441

Total	104	89	13,346	11,886	10,841	9,746

Independent living			7,229	7,035	5,890	5,747
Assisted living			6,117	4,851	4,951	3,999
Continuing Care Retirement Communities			—	—	—	—

Total			13,346	11,886	10,841	9,746

II. Percentage of Operating Portfolio
Consolidated communities
Owned	49.0%	40.4%	47.8%	41.3%	47.8%	42.1%
Leased	48.1%	56.2%	47.2%	53.0%	48.1%	53.4%
Joint venture communities (equity method)	2.9%	3.4%	5.1%	5.7%	4.1%	4.5%

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Independent living			54.2%	59.2%	54.3%	59.0%
Assisted living			45.8%	40.8%	45.7%	41.0%
Continuing Care Retirement Communities			0.0%	0.0%	0.0%	0.0%

Total			100.0%	100.0%	100.0%	100.0%

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Capital Senior Living Corporation

Supplemental Information (Excludes CCRCs being re-positioned)

Selected Operating Results	Q3 13	Q3 12
I. Owned communities (Excludes CCRCs being re-positioned)
Number of communities	51	36
Resident capacity	6,374	4,914
Unit capacity	5,185	4,100
Financial occupancy (1)	86.8%	87.6%
Revenue (in millions)	36.7	26.9
Operating expenses (in millions) (2)	20.6	14.8
Operating margin	44%	45%
Average monthly rent	2,719	2,496
II. Leased communities
Number of communities	50	50
Resident capacity	6,298	6,298
Unit capacity	5,213	5,205
Financial occupancy (1)	86.1%	86.1%
Revenue (in millions)	44.8	43.6
Operating expenses (in millions) (2)	22.3	22.1
Operating margin	50%	49%
Average monthly rent	3,326	3,245
III. Consolidated communities (Excludes CCRCs being re-positioned)
Number of communities	101	86
Resident capacity	12,672	11,212
Unit capacity	10,398	9,305
Financial occupancy (1)	86.4%	86.8%
Revenue (in millions)	81.5	70.5
Operating expenses (in millions) (2)	42.9	36.9
Operating margin	47%	48%
Average monthly rent	3,023	2,912
IV. Communities under management (Excludes CCRCs being re-positioned)
Number of communities	104	89
Resident capacity	13,346	11,886
Unit capacity	10,841	9,746
Financial occupancy (1)	86.5%	86.3%
Revenue (in millions)	85.6	74.0
Operating expenses (in millions) (2)	45.0	38.9
Operating margin	47%	47%
Average monthly rent	3,043	2,933
V. Same Store communities under management (Excludes CCRCs being re-positioned)
Number of communities	89	89
Resident capacity	11,886	11,886
Unit capacity	9,761	9,746
Financial occupancy (1)	85.8%	86.3%
Revenue (in millions)	75.8	74.0
Operating expenses (in millions) (2)	39.4	38.9
Operating margin	48%	47%
Average monthly rent	3,018	2,933
VI. General and Administrative expenses as a percent of Total Revenues under Management
Third quarter (3)	5.5%	3.8%
First nine months (3)	5.3%	4.2%
VII. Consolidated Debt Information (in thousands, except for interest rates) (Excludes insurance premium and auto financing)
Total fixed rate mortgage debt	382,531	287,623
Variable rate mortgage debt	13,022	—
Weighted average interest rate	5.21%	5.47%

(1)	Financial occupancy represents actual days occupied divided by total number of available days during each month of the quarter.
(2)	Excludes management fees, insurance and property taxes.
(3)	Excludes transaction and conversion costs incurred by the Company.

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CAPITAL SENIOR LIVING CORPORATION

NON-GAAP RECONCILIATIONS

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Adjusted EBITDAR
Net income from operations	$2,900	$3,039	$8,626	$10,552
Depreciation and amortization expense	10,533	9,214	33,183	24,970
Stock-based compensation expense	869	602	3,158	1,843
Facility lease expense	14,274	13,819	42,813	41,179
Provision for bad debts	89	209	330	551
Casualty losses	142	272	382	535
Transaction costs	360	221	1,205	1,164
CCRCs being re-positioned	120	—	120	—

Adjusted EBITDAR	$29,287	$27,376	$89,817	$80,794

Adjusted EBITDAR Margin
Adjusted EBITDAR	$29,287	$27,376	$89,817	$80,794
Total revenues	$87,983	$78,012	$261,427	$227,258
CCRCs being re-positioned	(4,860)	—	(4,860)	—

Adjusted revenues	$83,123	$78,012	$256,567	$227,258

Adjusted EBITDAR margin	35.2%	35.1%	35.0%	35.6%

Adjusted net income and net income per share
Net loss	$(9,963)	$(937)	$(14,109)	$(1,478)
Casualty losses, net of tax	89	171	241	337
Transaction costs, net of tax	227	139	759	733
Resident lease amortization, net of tax	2,471	2,449	8,837	6,228
(Gain) Loss on disposition of assets, net of tax	(8)	9	(8)	12
Deferred tax asset allowance	7,513	—	7,513	—
CCRCs being re-positioned, net of tax	414	—	414	—

Adjusted net income	$743	$1,831	$3,647	$5,832

Adjusted net income per share	$0.03	$0.07	$0.13	$0.21

Diluted shares outstanding	27,937	27,469	27,839	27,401
Adjusted CFFO and CFFO per share
Net cash provided by operating activities	$13,818	$17,858	$28,302	$37,201
Changes in operating assets and liabilities	(4,688)	(8,368)	1,133	(19,017)
Recurring capital expenditures	(970)	(843)	(2,875)	(2,479)
Casualty losses, net of tax	89	171	241	337
Transaction costs	360	221	1,205	1,164
Tax impact of Spring Meadows Transaction	(106)	(106)	(318)	(318)
Tax impact of lease modification	—	—	—	6,983
CCRCs being re-positioned, net of tax	394	—	394	—

Adjusted CFFO	$8,897	$8,933	$28,082	$23,871

Adjusted CFFO per share	$0.32	$0.33	$1.01	$0.87

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